CORPORATE PARTICIPANTS
Patrick Ryan
PolyMedica Corp. — CEO
Stephen Farrell
PolyMedica Corp. — President
Keith Jones
PolyMedica Corp. — COO
CONFERENCE CALL PARTICIPANTS
Robert Labick
CJS Securities — Analyst
Bill Dezellem
Tieton Capital Management — Analyst
Newton Juhng
BB&T Capital Markets — Analyst
Brian Tanquilut
Jefferies & Co. — Analyst
Glenn Garmont
First Albany Capital — Analyst
Matthew Ripperger
Citigroup — Analyst
Neal Bradsher
Broadwood Capital — Analyst
Bob Yedid
Principal Capital — Analyst
PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to the PolyMedica Corporation conference call regarding the Centers for Medicare and Medicaid Services final rule on competitive bidding. Before the conference begins, I would like to read the legal Safe Harbor statement for this call. Various statements that PolyMedica may make about future expectation, plans, and prospects for the company, may constitute forward-looking statements for the purpose of the Safe Harbor provisions and the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from these indications and these forward-looking statements as a result of various important factors, including those discussed in the company’s filing within the Securities and Exchange Commission on forms 10Q and 10K. As a reminder, this conference is being recorded on Wednesday, April 4th, 2007. PolyMedica assumes no obligation to update the information contained in the conference call.
I now have the pleasure turning the conference over to Mr. Patrick Ryan, PolyMedica’s Chief Executive Officer. Mr. Ryan, please go ahead.
Patrick Ryan - PolyMedica Corp. — CEO
Good morning. Thank you. I have with me on the call today in three separate locations our new President, Steve Farrell, and our new Chief Operating Officer, Keith Jones. Due to our differing locations, we will try to coordinate our answers to your questions at the end of the call and not speak over one — one another as we answer. I’d also mention the you all that we will be on planes shortly after this call so any follow-up phone calls may take us a day to return.

This morning, I will comment briefly on the promotions announced in our press release last evening and spend the majority of our time discussing our perspective on competitive bidding. In regards to the management promotions, I want to personally congratulate Steve, Keith and Jonathan Starr, our new Chief Financial Officer. Each of their promotions reflect the contributions and leadership they have provided to the company over the past two years. As President, Steve will have the responsibility for the marketing, sales, business development, legal, compliance, government affairs, and investor relations functions in the organization. Steve’s team will lead our growth initiatives.
As Chief Operating Officer, Keith will oversee all of our operating managers, which includes those managers in operations, patient services, information technology, finance, human resources, clinical operations and quality. Keith’s team will continue to focus on our core operations and ensure we continue to deliver on our value proposition to our patients.
As Chief Financial Officer, Jonathan Starr will report to Keith and will be responsible for the finance and accounting functions. For those of you who have not had the opportunity to meet Jonathan, he has been with PolyMedica since 1993 in various financial roles, most recently as Chief Financial Officer of the Liberty Healthcare Group, the PolyMedica subsidiary. And if you attended our recent investor conferences, you would have met him at that conference. Over the last year, we have been strengthening the management team of PolyMedica Liberty. And with this announcement, we now have all team members focused on our highest priority, our patients. Once again congratulations to Steve, Keith, and Jonathan.
Two caveats before I begin talking about competitive bidding. First, the final rule is over 400 pages long and there are clarifying questions to be asked of CMS. Some of the issues we will discuss today could be subject to future clariface — clarification and/or interpretation. Second, I make no predictions as to the response from Congress. It is, however, conceivable that there may be legislation that will impact the competitive bidding process sometime in the fall.
Administratively, here’s what we know today. The rule was released April 2nd, at the close of business. We expect the Medicare contractor, Palmetto GBA to provide us with further clarification on the bid process by the end of April. We expect the bids to be due some time in June and it is expected that CMS will award contracts by late 2007. The competitive bid prices will go into effect in April of 2008. For the 12 months beginning April 2008, 10 metropolitan statistical areas, or MSAs will be impacted. These 10 MSAs have been published by CMS and our rough calculation based upon today’s numbers is that this would represent approximately 4% to 6% of our total revenue and approximately 60,000 patients. In April of 2009, 80 of the largest MSAs will be impacted. We do not know that list of additional MSAs today.
During the initial phase of competitive bidding for the first 10 MSAs, diabetes testing supplies will be bid mail order only. Suppliers must be accredited, meet financial standards, and must have a Medicare supplier number. There will be a limited participation target for small businesses whose gross revenues are $3.5 million or less. This provision protects the ability of small suppliers to participate in the program under certain circumstances. We expect to get further clarification on this issue as we continue to review the rule and the bid documents. There is a nondiscrimination policy, that will impact formularies that our bid, which I will describe later in more detail. CMS has stated that they will not apply the inherent reasonableness standard without further rule making in comment. There are many more details to this plan, but this summary hits the major issues.
What is our perspective? In general, with the exception of an educational requirement, CMS has responded favorably to a number of the comments we made on the proposed rule over the course of the last year. Our biggest concern was the possibility of a bid by an irrational retailer who would use diabetes supplies to sell more blue jeans. We were frankly surprised that the program has been designated for mail order only suppliers at this time. And this mitigates our — our retail concern.
Our second concern was the potential for limiting choice to beneficiaries. The rule eliminates that concern through the nondiscrimination clause, which we believe obligates suppliers to make the same items available to Medicare beneficiaries in competitively bid areas as they do to Medicare patients in areas not competitively bid. Additionally, there is a set aside for small businesses, so there is choice. But importantly, choice at the same price for all mail order suppliers. Our third concern was the potential for the application of the inherent reasonableness standard without appropriate data or time to study this program. This standard allows CMS to set pricing outside of the competitive bidding area with the day-to-day collect from the competitive bidding process. CMS has made clear that any application of the IR standard will require additional rule making and comment and have noted that none are currently contemplated.
Our fourth concern is with the time to prepare for the bid and the length of the contracts awarded by CMS. We are comfortable with the implementation time line although we are still — we still have concerns for the length of contracts and the lack of an annual update provision. Our fifth concern was the increased administrative burden and the additional cost associated with compliance in accreditation. There is no question that the rule will require more investment administratively for most of the companies in our industry. And that those who don’t meet the accreditation standards will not be awarded contracts.

Too many of — too many of our competitors fail to invest in the comprehensive compliance programs that we have initiated. For example, we note that many of our competitors do not make an appropriate attempt to collect the patient co-pay. And in the most severe cases promote that practice. We hope that accreditation will put these noncompliant practices in the spotlight. Finally, I am disappointed that CMS did not take our recommendation to require a broader diabetes education and support component in the bid. As a country, we continue to miss the point. My mother, a Liberty patient by the way, likes to say, an ounce of prevention is worth a pound of cure.
While Medicare spends approximately $1.2 billion on diabetes supplies, a third of all Medicare spending estimated to be over $100 billion on medical care relates to those patients with diabetes. The Reden & Anders study available on our website informs us that a compliant patient can save the system 20% to 30%. If we, as a country, improve compliance by just 10% to 15%, we can save the system $10 billion to $15 billion. Although CMS has resolved a number of our questions, we will continue to make this case in Washington.
So how will we proceed? We will submit bids in accordance with the competitive bidding rule. Our investments several years ago in the accreditation process and our cultural commitment to and our industry leading compliance program prepares us for the competitive bidding program. We will be a rational and cautious bidder given the inherent cost structure built into the rule. Bidders will not receive an annual price update. That is, reimbursement rates will be set for four years given the timing of the bid. Even without any dollar price reduction for competitive bidding, the real pricing discount after considering inflation is 15% to 20% by the third year of the contract. Failure to recognize these costs could be devastating to a supplier. Based upon the CMS press release, we expect the industry to continue to consolidate. And we expect competitive bidding to be a barrier to entry for start-up companies and a significant burden for small suppliers. We will continue to work with our manufacturing partners to present a comprehensive formulary to our patients as we have in the past.
As always, we will put our patients first and we will continue to lead our market in innovation. This rule has answered many of the questions that have been outstanding for several years. As the market leader, we fully expect our team will be successful in the competitive bidding program.
In closing, I’d like to thank all of you for making yourselves available on such short notice. As we have committed to you in the past, the purpose of this call was to provide you an update as to our thoughts on the final rule as soon as it was released. I remind you that this is a dynamic process and we will continue to keep you informed throughout the year. Operator, with that, I’d like to open it up for questions.
QUESTION AND ANSWER
Operator
Thank you, sir. Ladies and gentlemen, we welcome your questions and your comments. [OPERATOR INSTRUCTIONS] Our first question comes from the line of Mr. Bob Labick of CJS Securities. Please go ahead, sir.
Patrick Ryan - PolyMedica Corp. — CEO
Morning, Bob.
Robert Labick - CJS Securities — Analyst
Good morning. And first I’d just like to say congratulations to Steve, Keith, and Jonathan.
Stephen Farrell - PolyMedica Corp. — President
Thanks, Bob.
Keith Jones - PolyMedica Corp. — COO
Thank you.

Robert Labick - CJS Securities — Analyst
First question, I wanted to just verify one thing. Based on the rule, it — it seems like there’s no change in the acquisition of customers in each of the markets. Is that true in terms of the competitive dynamic to get customers? There’s no assignment or break down of Medicare recipients to the winning bidders, correct?
Patrick Ryan - PolyMedica Corp. — CEO
I — I believe that’s correct.
Robert Labick - CJS Securities — Analyst
Okay. So the competitive dynamics in that regard stay intact, which should give you guys an advantage as you’ve been doing that for years? Just another kind of clarification, is there anything preventing — in the case that you were not to be a winning bidder in an area either in the first year or the second year of this rollout, anything preventing you from acquiring a — a winning bidder to enter that market in the future?
Patrick Ryan - PolyMedica Corp. — CEO
No, there is — there is not. In fact, there’s a — an outlying process as to how you would go about doing that. Happens all the time with Medicare advantage plans.
Robert Labick - CJS Securities — Analyst
Got it, great. And I think you addressed this a little bit in the nondiscrimination clause, but could you just expand upon your thoughts with private label? And is there anything specifically that would prevent or encourage you to accelerate private label adoption in the program?
Patrick Ryan - PolyMedica Corp. — CEO
Bob, I think the importance of the nondiscrimination clause eliminates the potential for an irrational bidder to come in with a low-end meter, just offer that meter at a extraordinary low price in an effort to drive patients to their business. What it really requires is for a company to offer the same choices they offer outside of the Medicare competitive bidding program. So for me, I take great comfort in that as I look forward. And I think CMS heard us loud and clear when we talked about that risk factor and was concerned about their beneficiary. So we’re very pleased with that standard.
As far as the way we operate our business, competitive — we operate very consistently under competitive bidding with the way that we operate today. We have a number of manufacturers who we have partnerships with. We will continue to have a number of partnerships with those manufacturers. And we look forward to working with each of them.
Robert Labick - CJS Securities — Analyst
Great. And then, I guess speaking of the manufacturer partnership — partners, could you just discuss the response, at least as you know it so far from the manufacturer such as J&J and the rest of them?
Patrick Ryan - PolyMedica Corp. — CEO
I think the manufacturers are very supportive. And I think they’re looking — looking forward to working very collaboratively with us through this process.
Robert Labick - CJS Securities — Analyst

Great. Well, I’ll get back in queue. Congratulations again on the promotions and thanks for taking my questions.
Patrick Ryan - PolyMedica Corp. — CEO
Thanks, Bob. Steve and Keith, since we’re in remote locations, do either of the two of you have anything to add to any of those answers?
Keith Jones - PolyMedica Corp. — COO
No.
Steve Farrell - PolyMedica Corp. — President
Just as a point of clarification, the manufacturers are supportive of us in our competition with — as we enter competitive bidding as opposed to supportive of the rule.
Robert Labick - CJS Securities — Analyst
Great. Thank you.
Operator
Thank you, gentlemen. Continuing on, we now have a question from the line of Bill Dezellem of Tieton Capital Management . Please go ahead, sir.
Patrick Ryan - PolyMedica Corp. — CEO
Hello, Bill.
Bill Dezellem - Tieton Capital Management — Analyst
Thank you. We had a couple of — a couple of questions. First of all, if diabetes supply is under competitive bidding or mail order only, what does that imply for retail for the Medicare patients in those markets? Will they be unable to go to the retail locations and get supplies or — Please walk through the dynamics there. And then secondarily, you’d mentioned that you think that the accreditation process could be rather challenging for some of your — or burdensome for some of competitors who have not gone through the checks and balances process that you — which you all did over the last few years. Then specifically to PolyMedica, what more do you feel like you all need to do to achieve your accreditation?
Patrick Ryan - PolyMedica Corp. — CEO
Well, I’m — I’m going to let Keith answer the — th second question with regard to accreditation and I’ll address the — the retail question up front.
Patrick Ryan - PolyMedica Corp. — CEO
With regard to retail, first and foremost, I would say that there are still questions outstanding with regard to the execution of the bids in each of these markets. So my answer may miss a few points as time goes on. My understanding is as follows: CMS, once they have selected their contractors is going to go through a fairly aggressive educational process with the beneficiaries to inform them of this program and to direct them to the choices they have with the various bidders. So there will be an effort to move beneficiaries to the winning bidders. If a beneficiary walks into a retail pharmacy and wants to buy a box of supplies, they will — can be able to continue to do that and they will do that under the existing contract. That’s my understanding to date.

We as a company would obviously be able to market in that MSA, our program directly to those patients, as well. And Steve, I don’t know if you have anything you’d like to add to the retail comment.
Stephen Farrell - PolyMedica Corp. — President
I don’t. I’d be prepared to answer the accreditation, Keith, if you’d like me to.
Keith Jones - PolyMedica Corp. — COO
Yes. Feel free to go ahead.
Stephen Farrell - PolyMedica Corp. — President
Okay. We’ve already been accredited. So we don’t anticipate or contemplate needing to do anything additional in terms of meeting those standards. We’ve been accredited through the Accreditation Commission for Health Care better known as ACHC. So from PolyMedica’s perspective, we’re — we’re finished there. In terms of the small suppliers, this rule has some fairly extensive documentation requirements in addition to the accreditation financial reports that need to be submitted. And so the — the real question for the smaller suppliers in the space, who have multiple product offerings besides in the DME offerings, is whether it’s worthwhile for them to go through the process, or whether it’s easier for them to feed this work to somebody else.
Patrick Ryan - PolyMedica Corp. — CEO
And to add to Steve’s comment, I would say it’s probably the equivalent of a small company going public. There are certain SEC requirements that one has to make or meet. And there will certainly be requirements with regard to this year. Similar to the cost of Sarbanes-Oxley with this program. So we’ve made an investment, Bill, over 2.5 years ago, millions of dollars in our compliance programs in the accreditation process and a number of quality initiatives, all of which CMS has come down to our Port St. Lucie offices and toured and heard about and walked through. So I think we’re in very good shape there. But I’m — I’m certain, based upon, I guess somewhere around the 21 acquisitions that we’ve made in the last 2.5 years of these small companies, the majority of them don’t have those resources in place, or — or the operating margins to support them.
Bill Dezellem - Tieton Capital Management — Analyst
As a follow on, how many say of the top five or six national mail order suppliers would you say currently either are accredited or are their policies or procedures are such that it would be relatively straightforward for them to become accredited?
Patrick Ryan - PolyMedica Corp. — CEO
I would be speculating because I don’t know for a fact. But if you’re talking about the top six, my guess is maybe a half to a third. Does anyone else want to add to that, Steve or Keith?
Steve Farrell - PolyMedica Corp. — President
No, I think it would be just speculation. I would like to add one additional point on the retail mail distinction, and that is to the extent that competitive bidding results in reduction in reimbursement rates, there will be a higher co-pay at the retail level for beneficiaries compared to at — in the mail order channel. So that would potentially be a positive from a marketing perspective.
Bill Dezellem - Tieton Capital Management — Analyst
Thank you, both.

Patrick Ryan - PolyMedica Corp. — CEO
You’re welcome.
Keith Jones - PolyMedica Corp. — COO
Thank you.
Operator
Thank you. Continuing on, our next question comes from the line of Milton Young of [CVNT] Capital Markets. Please go ahead.
Newton Juhng - BB&T Capital Markets — Analyst
Thank you. Congratulations, Steve and Keith and Jonathan on the promotions.
Keith Jones - PolyMedica Corp. — COO
Thank you.
Newton Juhng - BB&T Capital Markets — Analyst
Just wanted to see if you might quantify the expansion out to 80 MSAs. I know the question of which MSAs they’re going to be may make this question a little bit difficult. But you’ve given us a little bit of — of detail here on the 10. Any idea as to — as to how many patients that might represent? Maybe if you give me the top 80 that you had?
Patrick Ryan - PolyMedica Corp. — CEO
Yes, I’ll — I’ll attempt to answer the with a couple caveats. One is that, keep in mind that we’re talking about today’s numbers. The actual implementation of this program’s a year from now. So we should have a year’s growth in our patient population, both through growth and attrition moves from market to market, so there’s some variability from time to time with regard to that. Second of all, the 80 MSAs is two years away to 2009. So very hard to predict where we’ll be in 2009.
If you go back to the two years ago when I got here, we were in the — in the beginning of part D and no one had any idea as to how that would roll out. There is a, what I would say a fairly significant opportunity that this will change over time as we continue to build the business. But with that said, I think it would be fair to guesstimate that it would be in the range of 40% to 45% of our patients.
Newton Juhng - BB&T Capital Markets — Analyst
Okay. Thanks for — thanks for the caveats and the response. And then, the — just with regard to the small competitors, their ability to create a network. I was wondering if you might comment on how you see that affecting things?
Patrick Ryan - PolyMedica Corp. — CEO
Steve, would you — would you be interested in commenting on that?
Stephen Farrell - PolyMedica Corp. — President

Sure. There is an ability under the rule for small suppliers to form a network in order to pool their purchasing power. The — that network’s total market share can’t exceed 20% of the Medicare demand for that product out of that category in that competitive bidding area. It’ll be interesting to see how that plays out over time because exceptionally large, anticompetitive networks obviously need to be excluded and the rule specifically addresses that. It’s uncertain as to whether the networks can be pulled together in time for this first phase because Administrator Norwalk has made it clear that she will not expend this first bidding period while networks are formed. So the opportunity exists there and remains to be seen exactly how that’ll play out.
Patrick Ryan - PolyMedica Corp. — CEO
If I could add to that two points. Number one, to reemphasize Bob Labick’s point. Once someone is assigned to one of these MSAs, the opportunity for all to compete freely is there. So I think if you’re a small outfit and you’re thinking about participating in a network, you’re going to be concerned about forming a network where you might view some of the participants as being stronger providers in that program. So it’s — it will be a challenge for five or six small providers to get together and lay down their competitive arms and think about getting into the program together. Number two is, these MSAs, there will be a number of providers that will be selected so it’s not — I don’t think anyone’s at risk at having one or two providers selected per MSA, there’ll be a significant provide — number of providers per MSA.
Newton Juhng - BB&T Capital Markets — Analyst
Okay. Great. And then just last though, your most recent comment on the higher co-pay at the retail level. I was just wondering if you had some idea as to what — what that number might be in terms of how much of a deterrent it would be for people or — to go to the retail channel.
Patrick Ryan - PolyMedica Corp. — CEO
Our patient population is very sensitive to price. One of the issues that we struggle with is we are very diligent about the collection process with regard to co-pay. There are rules that require us to be diligent. A percentage of the patients that we lose to attrition each year when we query them as to why they went to another supplier, the reason is that there is no co-pay at that provider. So our patient population is sensitive to cost. We are hopeful that this process will actually eliminate that behavior from the smaller providers, but at the same time it will give us a competitive advantage from the retail chains. And you’re only talking about a few dollars, but — but people look at those numbers.
Keith Jones - PolyMedica Corp. — COO
And it’s hard to determine what the impact will be because the pricing under competitive bidding has not been set. So it would be ill advised to speculate on what that difference would be.
Steve Farrell - PolyMedica Corp. — President
Yes. One point that I would make, though, is that on average we would expect the co-pays under mail to come down by the same percentage as the bid comes down compared to the fee for service schedule.
Patrick Ryan - PolyMedica Corp. — CEO
And just to reemphasize Keith’s point, when you start to look at this bidding process and the fact that we’re going to submit a bid in this — this next quarter that we would need to live with for three years, really four years when you consider the submission timing of the bid. There’s not a lot of room for us to provide an extraordinary discount when you take into consideration all the additional costs associated with this — this program. So I’m not — I’m not overly confident that — I think CMS has executed on the legislation that they were given and they have listened to our comments. I’m not sure this is the best way for them to get where they want to go.
Newton Juhng - BB&T Capital Markets — Analyst
Thank you — thank you very much, guys, for the comments.

Operator
Thank you. Continuing on, our next question comes from the line of Bob Yedid of Principal Capital. Please go ahead, sir.
Bob Yedid - Principal Capital — Analyst
Thank you for taking my call. Just a quick question with regards to the competitive bidding. You said this is basically is a mail order product. So does the competitive bid require the delivery of meters and strips to the patients’ home on your competitive bidding?
Patrick Ryan - PolyMedica Corp. — CEO
I’m going to let Steve answer that question. This is Bob, correct?
Bob Yedid - Principal Capital — Analyst
Yes, Bob Yedid.
Patrick Ryan - PolyMedica Corp. — CEO
Okay. Hi, Bob. Steve, why don’t you go ahead and answer that?
Stephen Farrell - PolyMedica Corp. — President
Okay. Okay. The rule addressed what is a definition of — of mail order and it is not entirely clear that it requires delivery at the home. What is clear is that the bids are submitted either in the mail order channel or in the nonmail order channel. And so the — the assumption that we’re making, although it is an assumption, is that the channel is critical and that CMS will — will enforce that. But it’s not something that we’re absolutely certain of at this time.
Patrick Ryan - PolyMedica Corp. — CEO
Two additions to that, Bob. Number one is, as you look at mail order today, we ship supplies — if — if we have your home address in New York, we may ship your supplies to Florida, to a hotel in California, wherever you direct us for that quarter. And I think the rules clear that if you’re in an MSA as your place of residence, it will be — that will be what determines where you’re paid from. So the — where the order ends up, if it ends up at a mailbox, etc., isn’t going to matter for that bid. It’s going to be the place of residence of the individual. And secondly, it’s my understanding that meters are actually not part of the bid.
Bob Yedid - Principal Capital — Analyst
Okay. I guess the — I guess what I’m trying to understand is it seems like if someone could pick it up at retail, that’s a cost that the retail competitive bidder doesn’t have, they don’t have the shipping costs to the individual’s home. So does — I’m trying to figure out if there’s a level or unlevel playing field with regards to the competitive bid. Or if you just said that basically there’s separate bids for mail order and nonmail order?
Patrick Ryan - PolyMedica Corp. — CEO
Bob, there are not separate bids at this point in time. I don’t think in this first phase, and I’ll let Steve provide some clarification to this if I don’t hit it. In this first phase, it is a mail order bid. In the next phase, I think it’s subject to decisions made by CMS. Steve, any addition to that?
Stephen Farrell - PolyMedica Corp. — President

The only point that I would reiterate is that CMS has intentionally excluded retail. And the — I don’t believe that they would approve for this mail order program retailer who intended to have patients pick product up in their stores.
Bob Yedid - Principal Capital — Analyst
Okay. Great. The other question I had to clarify, how do you — Pat, I think you mentioned that CMS will do an aggressive education program as to who the qualified — or the winning bidders are for the Medicare patients in that MSA. So the question is — is how does one then obtain patients? Is the patients calling you? Does Liberty’s tradition of advertising patients going to be helpful in the acquisition of the Medicare beneficiaries in that MSA?
Patrick Ryan - PolyMedica Corp. — CEO
If we — if we are a prevailing bidder in an MSA, then CMS’s effort will be to educate the beneficiaries about the competitive bidding program, and there will be a list of qualified suppliers. They will not market any one individual supplier in that process. We will have the ability to reach out to those beneficiaries directly and offer the range of services that we do at Liberty. And our team historically has been very effective at competing in that kind of environment.
Bob Yedid - Principal Capital — Analyst
Great. Thank you very much.
Operator
Thank you. Continuing on, our next question comes from the line of Brian Tanquilut of Jefferies & Co. Please go ahead, sir.
Brian Tanquilut - Jefferies & Co. — Analyst
Hi, good morning, guys. My — my first question is just on — piggybacking on Bob’s question. For an advertising or marketing perspective, and I guess this also extends to an acquisition perspective. How are we — or how are you guys going to change a strategy with competitive bidding, please?
Patrick Ryan - PolyMedica Corp. — CEO
Well, clearly, the first issue in any MSA is you have to be one of the selected providers or suppliers for the service. So there is the risk factor that you submit a bid and you are not one of the selected suppliers. Assuming that we are successful in that process and we are one of the selected suppliers, we will continue to compete in the way that we have in the marketplace historically. It limits the — it provides us with a competitive advantage, obviously, because there’s a fewer number of suppliers who can provide the service, and — and given our history and our success with the Liberty brand and the — our motto where we’ve been direct to consumer for sometime, I think we’ll be very successful in a market where we are selected.
Brian Tanquilut - Jefferies & Co. — Analyst
And now — and then from an acquisition perspective, whether in — if we’re talking of M — one of the 10 MSAs or outside the MSAs, does that change?
Patrick Ryan - PolyMedica Corp. — CEO
Well, for me right now in the company, I think our strategy continues to be that we’re going to maintain discipline in our acquisitions. And I’m using rough numbers, we — we’ve completed somewhere around 21 over the last 2.5 years or so. And we’re going to maintain that discipline.

We’re not going to stop acquiring these smaller companies, but the risk factor in competitive bidding for a smaller provider I think is much more dramatic than it is for a company like Liberty and therefore we’re going to be very disciplined with our pricing.
Brian Tanquilut - Jefferies & Co. — Analyst
Okay. And last question, I guess this is for Steve. I was just wondering if you came across anything or if you have any feedback on the proposed rules issued last year, they talk about possibly doing a mandatory mail pilot program for diabetes. Is there something in — that we’ve seen so far?
Stephen Farrell - PolyMedica Corp. — President
In 2010, there — in the rule that came out last year, there was the possibility of a mandatory mail order program in 2010. And that continues in the current — current rule.
Brian Tanquilut - Jefferies & Co. — Analyst
So is it correct to say that that is definitely is going to be a big opportunity for you guys at some point?
Patrick Ryan - PolyMedica Corp. — CEO
I think it would be a little too early to speculate in 2010. I will — I will say that, in general, very satisfied with the response that CMS gave to comments made by the industry and the recognition that — of the importance of the service we provide. You may recall that some time ago there was a proposed provision that would require the first order to be delivered in a face-to-face interaction. We spent some time in Washington educating folks about our service and what we do and I think this proposal is a recognition of the value that our model provides to our patients. And we — we will continue to promote that in Washington over the next year, in particular when we have these studies, like Reden & Anders and some of the other studies that we are in the middle of conducting. So I feel that the channel is well recognized now for the value proposition that we offer our patients.
I also wanted to give Steve and Keith just an opportunity to comment on the acquisition pipeline and their thoughts if they wanted to add anything to what I said.
Keith Jones - PolyMedica Corp. — COO
Yes. The only thing I would add, Pat, is that we continue to have a nice pipeline of potential acquisition targets. And certainly if they have a high concentration of patients in these 10 MSAs, we would be very hesitant to proceed. But outside of those, as you know, the way we pay for these acquisitions — the payback period is relatively short and we have a pretty strong return on our investments. So we will be still active, certainly, will consider if they are also in their percent of the population, in the top 80 MSAs, and how that may impact us in 2009. But outside of those 10 MSAs, we’ll continue to search these targets and given the right economics, we’ll continue to pursue them.
Brian Tanquilut - Jefferies & Co. — Analyst
Alright. Thanks, guys.
Operator
Thank you. Continuing on, our next question comes from the line of Glenn Garmont of First Albany Capital. Please go ahead, sir.
Glenn Garmont - First Albany Capital — Analyst
Thanks. Good morning. Pat, at the top of the call, you alluded to some potential for, I guess, a congressional action in the — in the fall. Understanding you’re not in a position to predict what’s going to happen, can you maybe give us a little bit more in terms of what you think that might entail? And then secondarily, just getting back to this accreditation process for — for your smaller competitors or competitors that aren’t yet accredited, given the relatively tight time line here, with bids due in 60 days and contracts awarded later this year, is it even possible to get accredited in such a — in such a short period of time? Thanks.
Patrick Ryan - PolyMedica Corp. — CEO
Glenn, I’ll start off by responding on the congressional question, and I’ll let Steve and Keith comment on the accreditation and the potential for an issue with timing for accreditation. The — obviously, competitive bidding was introduced by a republican administration. And there are a number of people in Washington who do not like it. They feel that it dismantles a benefit program for seniors. So there are a series of discussions going on within the democratic-controlled house and senate with regard to the actions that they’re going to take on competitive bidding. There’s also — as you look at the rule as it came out, I would say that there was more positive in it for the diabetes industry in general and certainly much more positive than several of the other industries. I am sure that those folks will mount a very aggressive campaign to certainly change some of the provisions of the rule or overturn the rule.
And there’s several bills that are being passed around now. I can’t — it’s likely dependent upon whether there is a Medicare bill this year. The word right now is that there is. But as a couple of you pointed out to me this week, I missed a couple points on this competitive bidding rule, so I’m sure I’ll miss a couple points as we go forward with the congressional action. But I’m sure this will cause a great deal of consternation in a number of districts and that there’ll be a fair amount of discussion. Whether in fact there’s Medicare legislation or not, very hard for me to predict. Steve, would you like to add anything to the Congressional point before we move on to accreditation?
Stephen Farrell - PolyMedica Corp. — President
No.
Patrick Ryan - PolyMedica Corp. — CEO
Okay.
Stephen Farrell - PolyMedica Corp. — President
With respect — with respect. Okay, accreditation, would you like for me to handle that one?
Patrick Ryan - PolyMedica Corp. — CEO
Yes, please.
Stephen Farrell - PolyMedica Corp. — President
With respect to accreditation, CMS has indicated that they will allow entities to bid before they have received accreditation as long as it is pending. We believe that — I believe that timing is not likely to be a problem in terms of accreditation. So it — CMS has done a good job of making sure that the timing doesn’t exclude potential suppliers. The issue is going to be ultimately whether suppliers believe it’s worth the cost and time of getting accredited and whether they’ll meet all of the financial and compliance standards that ultimately set. But the timing — we don’t see as a gating factor because CMS has indicated that they will accept applications pending that approval.
Patrick Ryan - PolyMedica Corp. — CEO
Yes. Steve, I’m just — just commenting on — moving off the accreditation and moving on to — I mentioned that the end of this will be a dynamic process and a number of questions to be answered. CMS just announced that they’re going to have an open-door forum on competitive acquisition April 11th between 2:30 and 3:30. It’s going to be a conference call only.

Glenn Garmont - First Albany Capital — Analyst
Thanks for the comments, guys.
Operator
Thank you. Continuing on, our next question comes from the line of Matthew Ripperger of CitiGroup. Please go ahead, sir, your line is open.
Matthew Ripperger - Citigroup — Analyst
Hi. Thanks very much. Just a couple questions. Can you just comment — as this competitive bidding is rolled out how you foresee changes in just sort of industry wide market share? And just sort of the competitive balance in the industry?
Patrick Ryan - PolyMedica Corp. — CEO
Obviously, this is a new program for us so it’s hard to predict, and I hate to be in the business of looking into too much of a crystal ball, but it will — it is a competitive industry today, it’ll be a competitive industry tomorrow. We have been very successful in competing in that marketplace. I’ve been a small start-up company in my history, and I like being the leader in the industry better than being a start up.
Matthew Ripperger - Citigroup — Analyst
Great. And second question I had is, it sounds from your comments that you don’t anticipate a big change in unit pricing as a result of this competitive bid. One is, can you confirm that and maybe give a sense of how you think pricing could change? And then secondly, CMS has stated they expect about 35% of the providers not to qualify for competitive bidding. How are they going to arrive at that 35% if there’s not much of a change in unit pricing?
Patrick Ryan - PolyMedica Corp. — CEO
Well, first of all, there are a number of mom and pop stores out there that are going to have a hard time just investing in this process. They don’t sell enough to make it worth their while. A number of the small list acquisitions that we’ve acquired in the last two years are break even or not profitable. So — at today’s rates. So I think there will be a self-selection process to some of it, and I think there’ll be a little bit of a Darwinian selection process to the other element of it. So, and — so, I think that will sort out some of these providers as we go forward. What was the first part of the question?
Matthew Ripperger - Citigroup — Analyst
It was just on unit pricing and how that could change as a result of this? It seems like you were implying you don’t anticipate much of a change.
Patrick Ryan - PolyMedica Corp. — CEO
As we do our initial analysis, and let me just again say this is all speculative, but as you look at the industry and this bid process, we’re going to have to take into consideration that we are setting a price today that we’re going to have to live with four years from now. So that in itself — unfortunately my health care provider and my employees and teammates all expect raises and increases, so that the cost of inflation has been fairly dramatic for all businesses, and so we’re going to have to take that into consideration as we go forward with our bid. We would be irresponsible not to do that. And so, that’s — that’s a critical element for us when you think about setting a price four years out. When you look at the services we provide as an industry, I don’t see — and — I don’t see people moving an extraordinary amount at this point in time given the nature of this bid.
And also as you look at the standard with regard to nondiscrimination, you’re going to have to offer a full formulary of a number of manufacturers in this process. And it’s going to be one price fits all. So the — although — although I may have a private label offering, I’m going to also have a branded offering and I’m going to end up with one price fits all in all likelihood. So therefore I’ve got to take those factors into consideration. So we’ll be very cautious in this process and conservative. And while it’s possible we may lose in the first round, if we’re more conservative than the rest of the marketplace. But I’m not sure this is the best way to get to where Congress wants to go. They put this rule to CMS and told them to implement it. And I think CMS has done an admirable job of implementing it. But I’m not sure it’s going to yield the outcome they’re hoping for.
Matthew Ripperger - Citigroup — Analyst
Great. And just a follow up is, given the uncertainty surrounding this and the burden of accreditation, etc., do you see the acquisition environment changing? And is your approach to acquisitions going to change to sort of wait and see how things shake out before you start paying a multiple for businesses that might not exist two years down the road?
Patrick Ryan - PolyMedica Corp. — CEO
I — before I answer that question, I wanted to give Keith and Steve an opportunity to comment on the last question.
Stephen Farrell - PolyMedica Corp. — President
The only thing that I would add is, as we’ve looked at probably 50 to 100 small acquisition candidates over the last couple of years and closed on 20 or 21, the operating profit margin for most of these companies is fairly small. And that’s one of the primaries of competition as we enter — enter this program. So I think that’s part of what drives Pat’s answer to the previous question.
Patrick Ryan - PolyMedica Corp. — CEO
With regard to the — our philosophy, where we’re going to go with acquisitions and we’ll — I think there’s a couple of things to take into consideration. Number one, we’re pretty busy right now and have — for the — for the year — you’ll notice I’m not quoting any final numbers here, Keith, so you can relax. We’ve had a very busy year implementing a number of programs, and we will continue to do that through this next quarter. We’ll continue to look at acquisitions and we’ll maintain a very disciplined pricing structure with regard to those acquisitions. We may be a little slower in our movement just because we’re going to be positioning the company to — to roll this bid out in June. And we’re going to — we will take some sometime to look at the market and see how the market settles out.
It’s really dependent upon how the owners of these businesses respond. If people feel that it will be a nonmaterial impact on their business and are looking for premium prices, we may sit on the sideline. If someone thinks that bidding aggressively in this marketplace to win it will then allow them to turn around and sell it to one of the larger providers, I think that’ll a be a flawed strategy, as well. In that any organization that we would buy in an MSA that was competitively bid, would have to be at our — our rate that we felt comfortable with. So if you’re a small provider in the industry right now, I think you’ve got some decisions to make. And there’s the bird in the hand versus the bird in the bush and we’ll see how that sorts out.
Matthew Ripperger - Citigroup — Analyst
Great. And I have one last question. I think I missed this, but how much of your business is in the 10 MSAs? And is there any one of the 10 MSAs that counts for a bigger — meaningfully bigger percentage overall?
Patrick Ryan - PolyMedica Corp. — CEO
I’m going — I don’t have the sheet in front of me, so, Steve, if you can answer the latter part of that question, that’s terrific. I commented that it’s 4% to 6% of our total revenue and approximately 60,000 of our patients. Today’s numbers, because remember this is a year from now when these bids roll out and then two years as the 80 MSAs roll out, so that number could change. Steve —
Stephen Farrell - PolyMedica Corp. — President

I’ll take that second piece of the question. And of the 60,000 that Pat referred to, just under 15,000 are in the Dallas-Fort Worth-Arlington, Texas, area. The next largest group is our Charlotte, Gastonia, Rock Hill, and with about 7,700 and then it drops off from there.
Matthew Ripperger - Citigroup — Analyst
Great. Thanks very much.
Operator
Thank you.
Patrick Ryan - PolyMedica Corp. — CEO
Steve brings up an important point when you look at this whole process. And it’s — and correct me, Steve, if I’m wrong on this, but it is not an all or nothing program. We may win in Dallas and lose in Charlotte.
Stephen Farrell - PolyMedica Corp. — President
That’s right.
Operator
Thank you. Continuing on, we now have a question from the line of Neal Bradsher of Broadwood Capital. Please go ahead, sir.
Neal Bradsher - Broadwood Capital — Analyst
Well, first of all, congratulations to Steve, Keith, and Jonathan. You’ve given the 4% to 6% number on your portion of business in the top 10 MSAs. Do you have a sense of what portion of all mail order is there? My impression is that mail order penetration is lower in urban areas than it is in certainly rural and maybe also small town areas.
Patrick Ryan - PolyMedica Corp. — CEO
Steve, do you have any documentation on that?
Stephen Farrell - PolyMedica Corp. — President
No, I think empirically I agree with you, but I don’t have data to support it at this time.
Neal Bradsher - Broadwood Capital — Analyst
Okay, and do you have any sense as to what percentage of Medicare diabetes supplies are in those top 10 MSAs? The total market, including retail?
Patrick Ryan - PolyMedica Corp. — CEO
Steve — Steve, I’d ask you again if you have that data.
Stephen Farrell - PolyMedica Corp. — President

Yes, can you repeat the question?
Neal Bradsher - Broadwood Capital — Analyst
So the earlier question had to do with the percent of mail order in those top 10 and the second question had to do with mail order and retail together, the percent of Medicare diabetes supplies in total in those top — in those 10 MSAs that they selected.
Patrick Ryan - PolyMedica Corp. — CEO
My guess, Steve — what Steve thinks about this — my guess is that these MSAs probably reflect the overall Medicare demographic with regard to mail order split to retail split, a little bit of a 60/40 split. Steve you may want to correct me on that, I’m just talking off the top of my head.
Stephen Farrell - PolyMedica Corp. — President
Yes, we don’t have data that specifically addresses the mail order/retail split. In the rule, the regions have been broken out by CMS in aggregate. And the data, just to be clear, that we gave a couple of minutes ago was of our base specifically, and was not necessarily representative of the overall Medicare population.
Neal Bradsher - Broadwood Capital — Analyst
Okay. So they haven’t specified what portion of their reimbursement for diabetes supplies is currently going into those 10 MSAs?
Patrick Ryan - PolyMedica Corp. — CEO
Steve, I’m — I’m —
Neal Bradsher - Broadwood Capital — Analyst
Let me move on.
Patrick Ryan - PolyMedica Corp. — CEO
I’m stalling to give you a chance to look at the rule. Steve is the one with the 400 pages sitting in front of him.
Neal Bradsher - Broadwood Capital — Analyst
Yes, I looked at the 412 pages the night before last. And I have to say that I’m glad that you guys are looking at all of it, because it’s pretty intimidating.
Patrick Ryan - PolyMedica Corp. — CEO
Well, you bring up an excellent point, Neal. For those of you who have not — had not had the opportunity to read all 400 pages, it begins to give you an idea of the complexity of administering a program of this sort in an organization on a day-to-day basis. And, obviously, we already have all these systems in place given our history and our commitment to compliance. If I were to be in a situation, and I actually sit on the advisory board of a venture capital fund. I was asked whether I would start up a company in this business today. And I said I think the complexity is too great for a company to operate on a reasonable margin.
Neal Bradsher - Broadwood Capital — Analyst

Okay. Let me just ask another question, which is, do you see any significant effect, either good or bad on your pharmacy business as a result of competitive bidding? What sort of dynamics do you think that this would produce with respect to the patients you have in those MSAs, if — if you were not to be a winning bidder in a particular MSA, and therefore, were to lose your patients on the diabetes side, would you, do you think lose them on the pharmacy side, as well? Or do you think that’s a slow attrition process? On the flip side, do you think if you were to gain a lot of market share in a particular MSA, that you would pretty quickly get —pick up along the pharmacy side, as well?
Patrick Ryan - PolyMedica Corp. — CEO
Totally speculation, but I think it’s fair to assume that if we were to lose an MSA, over a period of time we’re going to lose the pharmacy orders of those patients if the winners have a pharmacy offering. And keep in mind, this is one of the issues with regard to the bid process as you simply focus on this set of supplies and services. You may be asking a patient to switch one element of their — their health care service. And I think that is one of the concerns that is felt pretty strongly in Congress. So you’ve got a patient who’s very compliant at Liberty, likes our comprehensive service, and now they’ve got to switch for their test strips to Bob Jones Enterprises.
Neal Bradsher - Broadwood Capital — Analyst
Okay.
Stephen Farrell - PolyMedica Corp. — President
Neal, I think I have an answer to your earlier question. There are about three million fee-for-service eligible participants in the 10 MSAs that have been selected. Our best estimate is that there are about 360,000 patients who test their blood glucose levels out of those three million. which is about 12%.
Neal Bradsher - Broadwood Capital — Analyst
It’s 12% of the patients — of total medicare patients in those areas or 12% of total —
Stephen Farrell - PolyMedica Corp. — President
Exactly, in those areas.
Neal Bradsher - Broadwood Capital — Analyst
Okay. So you have 60 out of 360,000, that’s .17%. And how does that compare to your national market share?
Stephen Farrell - PolyMedica Corp. — President
That’s low.
Neal Bradsher - Broadwood Capital — Analyst
That’s lower than your national market share.
Stephen Farrell - PolyMedica Corp. — President
It is.
Neal Bradsher - Broadwood Capital — Analyst

You’re — you’re what? Around 20 —
Stephen Farrell - PolyMedica Corp. — President
Part — part of the reason for that is, we do particularly well in the rural areas. And these are 10 of the largest metropolitan statistical areas.
Neal Bradsher - Broadwood Capital — Analyst
Yes. Okay. That’s something you always expected, but since they excluded the three biggest that might have meant that there was a less strong effect of that nature than you might have earlier expected. Okay and then just a last question. I’m sorry about all these details and I’m sure you’ll be — you’ll have a lot more of them over the next few weeks.
But one strategy that occurs to me that might be employed by competitors is that the retailers, if they’re getting a higher price as a result to competitive bidding, lowering the mail order price may actually have more money to spend on marketing to retain patients in those markets, or on helping patients with reimbursement forms, etc. And I wonder, you mentioned that CMS plans to educate patients and push them toward mail order in these markets. But I wonder if that’s something you think they’ve fully taken into account. Because, in fact, it might have the opposite effect.
Patrick Ryan - PolyMedica Corp. — CEO
First and foremost, I have the utmost respect for the strength of Walgreens and CVS marketing teams. So I would not for a second think that they will lay down and not come up with a creative solution and compete in — in these areas. How it all plays out, I — I don’t know. Again, I’m not sure that this rule is the right way to get where the Congress is attempting to go, given its complexity, 413 pages, the administration of it. I’m honestly surprised having rolled out the part D program, that they would even consider rolling out another program of this complexity of seniors within a short period of time. So — I don’t want to speculate, but I’m sure they’ll compete and I wake up every morning respecting their ability to compete.
Patrick Ryan - PolyMedica Corp. — CEO
The other thing I would add to that is, we’ve been competing in this space with retailers really for — for two or three years, and we expect to — that to continue. So I’m not sure that it a new level of competition, I think it’s a continuation of a dynamic that’s existed for some time.
Neal Bradsher - Broadwood Capital — Analyst
Great. Well, thanks for all the answers. It looks to me as though this is pretty good for you guys so far. Good luck.
Patrick Ryan - PolyMedica Corp. — CEO
What it really does for us it just answers a number of questions that were outstanding and provides some clarity for the program. It’s not unlike last year, as we entered into part D, where there was a fair amount of uncertainties as how the program would roll out. I think the comfort level that we take in this is we now know how the program is going to roll out and we have confidence in our ability to compete.
Operator
Thank you, sir. We now have a final question and it is a second follow up from Bill Dezellem of Tieton Capital Management. Please go ahead, sir.
Patrick Ryan - PolyMedica Corp. — CEO
Thank you. And operator, this will have to be our last call because flights will not wait for me.

Operator
Certainly, sir. Thank you. Thank you. Mr. Dezellem, your line is open.
Bill Dezellem - Tieton Capital Management — Analyst
Thank you. I’ll make it quick. You had made, in your response to a question, a comment that meters are not going to be included in competitive bidding. And we’re hoping that you would walk us through your — your thoughts on the implications of meters not being included in the competitive bidding process.
Patrick Ryan - PolyMedica Corp. — CEO
I’m going to — I’m going to let Steve answer that question.
Stephen Farrell - PolyMedica Corp. — President
Sure. Bill, meters will continue to be reimbursed under the same fee-for-service schedule that they’ve been reimbursed for historically. So the bidding approach will include a combination of products and will be a composite bid, we believe that’ll include strips, lancets, control solution, and other secondary testing equipment — not equipment, but products. Meters on a national basis count for about $35 million of reimbursements and strips are over $1 billion, again, on a national level. So — so the strip reimbursements dramatically outstrip so to speak the meter reimbursements. So that’s I think why CMS elected to — to omit the meters.
Patrick Ryan - PolyMedica Corp. — CEO
And just on the side, we’ve gone to CMS and said that we would be prepared to give meters away to patients in order to drive compliance with their physician’s regimen if we could develop programs that would allow them to have a meter on their nightstand and a meter — a meter in their car. There are a number of creative things you can do to help patients better manage their disease. So as we look at meters, we’re really focused on the quality of the meter and what we can do from a compliance standpoint with that patient if they have access to it, so they can test more frequently to their physician’s orders.
Bill Dezellem - Tieton Capital Management — Analyst
Thank you, again.
Patrick Ryan - PolyMedica Corp. — CEO
My pleasure. Operator, I assume that’s the last question, based upon my prior comment. I’d like to thank everyone for participating on the call. We will continue to keep you informed that we have our year-end call in May, and we’ll look forward to that call. If we receive any further updates before that call that are of a material nature, we’ll communicate that. I don’t expect that to be the case. And I just appreciate the time that everybody took today on short notice. So we’ll look forward to our conversation in May.
Operator
Thank you, sir. Ladies and gentlemen, that does conclude the conference call for today. We thank you all for your participation, and ask that you please disconnect. Thank you once again. And have a great day.